Subsidiaries of CURO Group Holdings Corp.

Entity	Jurisdiction of Incorporation/Organization
Curo Financial Technologies Corp.	Delaware
Curo Intermediate Holdings Corp.	Delaware
Ad Astra Recovery Services, Inc.	Nevada
Attain, LLC (dpa Opt+)	Nevada
Attain Finance Canada, Inc. (dba Opt +)	Canada
Covington Credit, Inc.	Oklahoma
Covington Credit of Alabama, Inc.	Alabama
Covington Credit of Georgia, Inc.	Georgia
Covington Credit of Texas, Inc.	Texas
Curo Canada Corp. (dba Cash Money)	Canada
Curo Canada Receivables GP, Inc.	Canada
Curo Canada Receivables Limited Partnership	Canada
Curo Collateral Sub, LLC	Delaware
Curo Credit, LLC (dba First Phase)	Delaware
Curo Management, LLC	Nevada
Curo Ventures, LLC	Delaware
Ennoble Finance, LLC (dba Revolve Finance)	Delaware
First Heritage Credit, LLC	Mississippi
First Heritage Credit of Alabama, LLC	Mississippi
First Heritage Credit of Louisiana, LLC	Louisiana
First Heritage Credit of Mississippi, LLC	Mississippi
First Heritage Credit of South Carolina, LLC	Mississippi
First Heritage Credit of Tennessee, LLC	Mississippi
First Heritage Financing I, LLC	Delaware
FLX Holding Corp.	Canada
Flexiti Financial Inc.	Canada
Flexiti Financing Corp.	Canada
Flexiti Financing SPE Corp.	Canada
Flexiti Securitization General Partner, Inc.	Canada
Flexiti Securitization Limited Partnership	Canada
Flexiti Technologies Inc.	Canada
Flexiti Technologies Private Limited	India
FLX Factory S.A.U.	Argentina
Heights Financing Holding Co.	South Carolina
Heights Finance Corporation	Illinois
Heights Finance Corporation	Tennessee
Heights Reinsurance, Ltd.	Turks & Caicos
LendDirect Corp. (dba LendDirect)	Canada
Quick Credit Corporation	South Carolina
Southco Reinsurance, Ltd.	Turks & Caicos
SouthernCo, Inc.	Delaware
Southern Finance of South Carolina, Inc.	South Carolina
Southern Finance of Tennessee, Inc.	Tennessee
Heights Financing I, LLC	Delaware